Exhibit 1.3

AMENDMENT NO. 2 TO AT THE MARKET OFFERING AGREEMENT

This AMENDMENT NO. 2 (the “Amendment”) to the AT THE MARKET OFFERING AGREEMENT originally dated as of December 13, 2019 (the “Original Agreement”), by and between Thermogenesis Holdings, Inc. f/k/a Cesca Therapeutics Inc. (“Thermogenesis”) and H.C. Wainwright & Co., LLC (the “Manager”) and together with the Original Agreement (the “Agreement”) is dated as of February 3, 2022. Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

WITNESSETH:

WHEREAS, on December 13, 2019, Thermogenesis and the Manager entered into the Agreement;

WHEREAS, on May 19, 2020, Thermogenesis and the Manager entered into Amendment No. 1 to the Agreement;

WHEREAS, the parties now desire to amend the Agreement;

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.    The number “$15,280,313” in the first sentence of Section 2 of the Agreement is replaced with “$19,555,261.”

2.    Section 8(c) shall be deleted in its entirety and replaced with the following:

“This Agreement shall remain in full force and effect until the date on which all of the Shares covered by this Agreement have been sold or otherwise by mutual agreement of the parties, provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 7, 8, 9, 10, 12 and 14 shall remain in full force and effect.”

3.     (A)     This Amendment shall be construed and interpret‐ed in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

 (B)      Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect, and the Agreement is in all respects ratified and confirmed. On and after the date of this Amendment, each reference in the Agreement to the "Agree‐ment", "hereinaf‐ter", "herein", "herein‐after", "hereunder", "hereof", or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

 (C)       This Amendment may be executed in one or more counter‐parts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first stated above.

THERMOGENESIS HOLDINGS, INC.

By:	/s/ Jeff Cauble
Name: Jeff Cauble
Title: CFO

H.C. WAINWRIGHT & CO, LLC

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer